Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Bon Natural Life Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Units consisting of:	Rule 457(o)	—	—	$10,000,000	0.0001531	$1,531.00
Fees to be Paid	Equity	(i) Class A Ordinary Shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(ii) Series A Warrants to purchase Class A Ordinary Shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(iii) Series B Warrants to purchase Class A Ordinary Shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Pre-Funded Units (5) consisting of:	Rule 457(i)	—	—	—	—	—
Fees to be Paid	Equity	(i) Pre-Funded Warrants to purchase Class A Ordinary Shares(3)	—	—	—	—	—	—
Fees to be Paid	Equity	(ii) Series A Warrants to purchase Class A Ordinary Shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(iii) Series B Warrants to purchase Class A Ordinary Shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Series A Warrants (4)	Rule 457(o)	—	—	$10,000,000	0. 0001531	$1,531.00
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Series B Warrants (4)	Rule 457(o)	—	—	$10,000,000	0. 0001531	$1,531.00
	Total Offering Amounts					$30,000,000		$4,593.00
	Total Fees Previously Paid							$3,980.00
	Total Fee Offsets							$0.00
	Net Fee Due							$613.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), of Bon Natural Life Limited registered hereby also include an indeterminate number of additional Class A Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)	There will be issued one Series A Warrant to each purchase one Class A Ordinary Share and one Series B Warrant to each purchase one Class A Ordinary Share, for every one Class A Ordinary Share offered. As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum offering price of the Class A Ordinary Shares issuable upon exercise of each of such Series A Warrants and Series B Warrants included in the Ordinary Units or Pre-Funded units, as applicable, proposed to be sold in the offering is $10,000,000, which is equal to 100% of $10,000,000, as each Class A Ordinary Share included in each Ordinary Unit of the registrant to be sold in this offering (and each Pre-Funded Warrant included in each Pre-Funded Unit of the registrant to be sold in this offering) will receive a Series A Warrant to purchase one Class A Ordinary Share and a Series B Warrant to purchase a Class A Ordinary Share.

(5)	The proposed maximum offering price of the Ordinary Units of the registrant proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Ordinary Units of the registrant offered and sold in the offering, and as such, the proposed aggregate maximum offering price of the Ordinary Units together with Pre-Funded Ordinary Units (as well as the Class A Ordinary Shares included in the Ordinary Units and issuable upon exercise of the Series A Warrants, Series B Warrants and Pre-Funded Warrants included in such Ordinary Units and Pre-Funded Ordinary Units, as applicable), if any, is $10,000,000.